UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2008

VIRTUAL RADIOLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-33815	27-0074530
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Opus Parkway, Suite 200, Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip code)

(952) 392-1100

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 14, 2008, Virtual Radiologic Corporation (the “Company”) entered into a Membership Interest Purchase Agreement with Diagna Radiology, LLC (“Diagna”) and Diagna’s owners, pursuant to which the Company purchased all of the membership interests of Diagna.

In accordance with the terms of the Membership Interest Purchase Agreement, Diagna’s owners will receive for the Company aggregate consideration of (i) $6 million in cash paid at the closing and (ii) additional cash consideration to be paid as an earnout within 45 days of the end of each of the first two yearly anniversaries of the closing.  The earnout payments are to be calculated based upon revenues generated by Diagna customers during those two periods, and are subject to certain minimum revenue requirements.

Of the $6 million cash payment at the closing, $5.25 million was paid to or for the account of the sellers at closing, $600,000 was deposited in an escrow account as a source of funds to satisfy the sellers’ indemnification obligations under the Membership Interest Purchase Agreement, and $150,000 was deposited into an escrow account to serve as a source of funds to satisfy a potential post-closing change of control payment to a radiologist affiliated with Diagna.

A copy of the Membership Interest Purchase Agreement is attached to this Current Report as Exhibit 10.1.

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 14, 2008, the Company acquired all of the membership interests of Diagna Radiology, LLC as described in Item 1.01 above.  A press release announcing the Company’s acquisition of Diagna was issued on April 15, 2008, a copy of which is being filed as Exhibit 99.1 to this Form 8-K, and which is incorporated herein by reference in its entirety.

Item 9.01	Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Membership Interest Purchase Agreement between the Company, Diagna Radiology, LLC, and the owners of Diagna Radiology, LLC dated April 14, 2008

99.1	Press Release dated April 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 15, 2008

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ George Frisch
Name: George Frisch
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Membership Interest Purchase Agreement between the Company, Diagna Radiology, LLC, and the owners of Diagna Radiology, LLC dated April 14, 2008

99.1	Press Release dated April 15, 2008